Taminco Corporation Announces Fourth Quarter and Full Year 2013 Results

ALLENTOWN, Pa., Feb. 25, 2014 /PRNewswire/ -- Taminco Corporation ("Taminco" or the "Company") (NYSE: TAM), the world's largest integrated producer of alkylamines and alkylamine derivatives for use in the manufacturing of everyday products, today announced results for its fourth quarter and full fiscal year of 2013. Unless otherwise noted, year ago comparisons refer to the three month period and "pro forma" twelve month periods ending December 31, 2012.

Fiscal 2013 Fourth Quarter Highlights

  Volume increased 3% year over year to 131K tons
  Net Sales rose 8% year over year to $283 million
  Adjusted EBITDA grew 16% to $57 million for a 20% margin
  Entered new specialty chemical niche market with acquisition of Kemira's Formic Acid business
  Methylamine expansion project at our Pace, Florida site is progressing and on schedule to be completed by the third quarter of 2014

Fiscal 2013 Highlights

  Volume increased 3% year over year to 565K tons
  Net Sales rose 8% year over year to $1.2 billion
  Adjusted EBITDA grew 6% to $255 million for a 21% margin

Record Fourth Quarter with 16% Adjusted EBITDA Growth

"We are extremely pleased with the results we delivered during 2013 as we executed on the strategic goals we communicated during our IPO. We achieved a record fourth quarter and 2013 was the strongest in the Company's history. Taminco reported growth in volume, net sales and Adjusted EBITDA. In addition to our strong financial results, we acquired the Formic Acid Business of Kemira Oyj . Taminco's entry in the formic acid market is consistent with our strategy to seek leadership into niches with attractive end markets and high level of similarities with Taminco's core competences," said Taminco Chief Executive Officer Laurent Lenoir.

For the quarter ended December 31, 2013, the Company generated net sales of $283 million, an improvement of $22 million, or 8%, compared to $261 million in the corresponding period of 2012. This increase was primarily due to volume growth in our Specialty Amines segment, as well as favorable product mix and pricing in our Crop Protection business. Additionally, global demand remained strong in our most important end-markets driven by favorable mega trends, including agriculture, personal & home care, water treatment, animal nutrition, and energy.

On a regional basis, for the year, 48% of our net sales were sold in North America, 37% in Europe, and 15% in the emerging markets (7% in Latin America and 8% in Asia). The Company experienced double digit net sales growth in both North America and Europe, both outpacing the broader economies in those regions.

Adjusted EBITDA for the three months ended December 31, 2013 was $57 million compared to $49 million in the period ended December 31, 2012 due to volume growth, product mix and pricing, for an Adjusted EBITDA margin of 20%.

Fiscal Year 2013 Comparison versus "Pro Forma" Fiscal Year 2012

Net sales for the year ended December 31, 2013 grew by 8% to $1.2 billion versus the fiscal year 2012. The increase was primarily due to an increase in volumes in the Specialty Amines segment supported by the DIMLA plant start up and an increase in the Functional Amines segment as a result of improved pricing, mix effects and strong growth in Latin America. During the period, net sales grew by 11% in Specialty Amines, 6% in Functional Amines and 2% in Crop Protection.

Adjusted EBITDA for the year ended December 31, 2013 was $255 million, compared to $240 million in the fiscal year 2012. The increase was mainly due to volume and margin increases.

Quarterly Segment Results

Functional Amines

Volume in the Functional Amines segment was 65 kT for the quarter ended December 31, 2013, a decrease of 2% from the corresponding period of 2012. Net sales were $119 million for the quarter ended December 31, 2013, which was flat from the corresponding period of 2012. Net sales were flat primarily due to decreased volume, which was caused by weaker performance in methylamines and solvents. Adjusted EBITDA from the Functional Amines segment was $26 million for the three months ended December 31, which was flat compared to the corresponding period of 2012.

Specialty Amines

Volume in the Specialty Amines segment was 56 kT for the quarter ended December 31, 2013, an increase of 12% from the corresponding period of 2012. Net sales were $135 million for the quarter ended December 31, 2013, an increase of 17% from the corresponding period of 2012. The increase was primarily due to strong demand in personal & home care in US and Europe. Adjusted EBITDA from the Specialty Amines segment was $23 million for the three months ended December 31, 2013, a 28% increase from the corresponding period of 2012.

Crop Protection

Volume in Crop Protection was stable year over year at 10 kT for the quarter ended December 31, 2013, compared to the corresponding period of 2012. Net sales were $29 million for the quarter ended December 31, 2013, an increase of 7% from the corresponding period of 2012. This increase was primarily due to strong sales in soil fumigants. Adjusted EBITDA from the Crop Protection segment was $8 million for the three months ended December 31, 2013, a 60% increase from the corresponding period in 2012.

Segment Results for the Year Ended 2013

Functional Amines

Volume in the Functional Amines segment was 288 kT for the year ended December 31, 2013, an increase of 1% from the corresponding period of 2012. Net sales were $529 million for the year ended December 31, 2013, an increase of 6% from the corresponding period in 2012. The increase was due to sales growth in all regions except Asia. Adjusted EBITDA from the Functional Amines segment remained stable at $122 million for the year ended December 31, 2013, compared to the corresponding period of 2012.

Specialty Amines

Volume in the Specialty Amines segment was 228 kT for the year ended December 31, 2013, an increase of 10% from the corresponding period of 2012. Net sales were $531 million for the year ended December 31, 2013, an 11% increase from the corresponding period in 2012. The increase was primarily due to strong demand in personal & home care in US and Europe. Adjusted EBITDA from the Specialty Amines segment was $91 million for the year ended December 31, 2013, a 14% increase from the corresponding period of 2012.

Crop Protection

Volume in Crop Protection was 49 kT for the year ended December 31, 2013, a decrease of 4%, from the corresponding period of 2012. Net sales were $140 million for the year ended December 31, 2013, a 2% increase from the corresponding period in 2012. For the year, strong sales in soil fumigants were partly offset by lower sales in fungicides and industrial applications. Adjusted EBITDA from the Crop Protection segment was $42 million for the year ended December 31, 2013, a 11% increase from the corresponding period of 2012.

Balance Sheet and Cash Flow

As of December 31, 2013, the Company had cash and cash equivalents of approximately $88 million on the balance sheet.

The Company's total indebtedness as of December 31, 2013 consisted of $507 million in Term Loan Facilities, $400 million in Senior Secured Notes, and $7 million of capital lease obligations. Net debt totaled $826 million as of December 31, 2013. The Company's net debt to Adjusted EBITDA is 3.2x.

The Company generated Recurring Free Cash Flow of $116 million for the year ended December 31, 2013. Tangible capital expenditures were $66 million for the year ended December 31, 2013, which includes our accretive growth capital expenditures.

Outlook for Full Year 2014

"We are encouraged by the solid performance across all three segments of our business in 2013. We continued to outperform the broader North American and European regions in which we primarily operate. 2014 started off with the announcement of our joint venture with Balchem Corporation to build and operate a choline chloride facility in Louisiana. Looking ahead at the full year 2014 outlook, we expect the positive underlying trends to continue and anticipate another record year of volume, net sales and Adjusted EBITDA. We are projecting FY'14 Adjusted EBITDA guidance of $290-295 million, including 10 months of ownership of the Formic Acid Solutions business, at an Adjusted EBITDA margin of 20% or higher," Lenoir commented.

Conference Call

As previously announced, the Company will host a conference call to discuss its fourth quarter and full fiscal year of 2013 results before the market open on Tuesday, February 25, 2014 at 8:00 a.m. (Eastern Time). A slide presentation for the call will be available on the Investors section of the Company's Web site at www.taminco.com. The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13575961. The replay will be available until Tuesday, March 11, 2014 at 11:59 p.m.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.taminco.com. The on-line replay will be available for a limited time beginning immediately following the call.

To learn more about Taminco, please visit the Company's Web site at www.taminco.com. Taminco uses its Web site as a channel of distribution of material company information. Financial and other material information regarding Taminco is routinely posted on the company's Web site and is readily accessible.

About Taminco Corporation

Taminco is the world's largest integrated producer of alkylamines and alkylamine derivatives. Our products are used by customers in the manufacture of a diverse array of everyday products for the agriculture, water treatment, personal & home care, animal nutrition and oil & gas end-markets. Our products provide these goods with a variety of ancillary characteristics required for optimal performance. We currently employ about 850 people and operate in 19 countries with seven production facilities in the US, Europe and Asia.

Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as "anticipate," "expect," "suggests," "plan," "believe," "intend," "estimates," "targets," "projects," "should," "could," "would," "may," "will," "forecast," and other similar expressions. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the "Risk Factors" section of the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission and subsequent filings by the Company. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. In addition, the completion and integration of the Formic Acid transaction described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurances that such transaction will be completed or that the Company's expectations will be realized. Our expectations regarding the future performance of the business is based upon unaudited non-U.S. GAAP pro forma financial information provided by Kemira regarding its Formic Acid business and does not necessarily reflect what the financial results will be in the future as a part of the Company and will be subject to all of the risks associated with an acquisition of this type, including the ability of the Company to successfully integrate the new business into its own and realize synergies from the proposed transaction, the effects of purchase accounting that may be different from expectations, as well as the specific risks associated with the business and the industry in general. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If we do update one or more forward-looking statements, there should be no inference that we will make additional updates with respect to those or other forward-looking statements.

Taminco Corporation
Consolidated Statement of Operations ($ in Millions, except per share amounts)

	Successor		Predecessor
			Period from
	Year Ended		January 1 through
	December 31,		February 14,
	2013	2012	2012

Net sales	$ 1,200	$ 972	$ 144
Cost of sales	986	810	111
Gross Profit	214	162	33
Selling, general and administrative expense	64	52	66
Research and development expense	12	9	1
Other operating expense	42	49	1
Operating income (loss)	96	52	(35)
Interest expense, net	84	70	8
Loss on early extinguishment of debt	12	-	-
Other non-operating (income) expense, net	7	11	2
Income (loss) before income taxes and equity in earnings	(7)	(29)	(45)
Income tax expense (benefit)	-	(3)	9
Income (loss) before results from equity in losses	(7)	(26)	(54)
Equity in (income) loss of unconsolidated entities	-	2	-
Net income (loss) for the period	$ (7)	$ (28)	$ (54)
	$ -	$ -	$ -
Net income (loss) per common share:
Basic	$ (0.11)	$ (0.57)	$ (0.05)
Diluted	$ (0.11)	$ (0.57)	$ (0.05)
Weighted average number of common shares outstanding
Basic	61,277,020	49,020,506	1,000,000,000
Diluted	61,277,020	49,020,506	1,000,000,000

Taminco Corporation
Consolidated Balance Sheets ($ in Millions)

	December 31,	December 31,
Assets	2013	2012
Current assets:
Cash and cash equivalents	$ 88	$ 67
Trade receivables, net of allowance for doubtful accounts of $1.1 and $1.3
in 2013 and 2012, respectively	62	73
Related parties receivables	1	1
Inventories	138	126
Deferred income taxes	4	4
Prepaid expenses and other current assets	10	13
Income tax receivable	8	13
Total current assets	311	297
Property, plant and equipment, net	470	434
Equity method investment	22	20
Intangible assets, net	539	586
Goodwill	466	453
Deferred income taxes	2	0
Capitalized debt issuance costs	46	57
Total assets	$1,856	$1,847

Liabilities and Equity
Current liabilities:
Current installments of long-term debt	$ 6	$ 6
Trade payables	103	80
Income taxes payable	1	4
Other current liabilities	42	51
Deferred income taxes	3	2
Total current liabilities	155	143
Long-term debt	908	1,155
Deferred income taxes	241	249
Long-term pension and post employment benefit obligations	20	16
Other liabilities	7	13
Total liabilities	1,331	1,576

Common stock ($0.001 par value, 90,824,000 shares authorized, 66,410,220 shares issued and outstanding at December 31, 2013; 49,188,071 shares authorized and issued at December 31, 2012)	-	-
Additional paid-in capital	534	298
Retained earnings	(35)	(28)
Accumulated other comprehensive income (loss)	26	1
Total stockholders' equity	525	271
Total liabilities and equity	$1,856	$1,847

Taminco Corporation
Consolidated Statements of Cash Flow ($ in Millions)

	Successor		Predecessor
	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2012	January 1 through February 14, 2012
Cash flows provided by (used in) operating activities
Net income (loss)	$ (7)	$ (28)	$ (54)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	115	90	7
Deferred tax provision	(20)	(27)	5
Stock based compensation	1	—	—
Other non-cash adjustments:
Loss on early extinguishment of debt	5	—	—
Posting share options	—	—	60
Loss from equity method investment	—	2	—
Amortization of debt-related costs	9	6	—
Accrued interest on related party loans	—	—	5
Net change in assets and liabilities:
(Increase)/Decrease in accounts receivable	13	(8)	11
(Increase)/Decrease in inventories	(9)	(13)	5
Increase in accounts payable	16	(9)	15
(Increase)/Decrease in other current assets	9	(5)	(3)
Increase/(Decrease) in other current liabilities	(5)	(4)	6
Increase/(Decrease) in other non-current liabilities	(3)	6	(13)

Net cash flows provided by (used in) operating activities	124	10	44

Cash flows used in investing activities
Acquisition of Taminco Group Holdings S.à.r.l., net of cash acquired	—	(155)	—
Purchase of property, plant and equipment	(66)	(51)	(6)
Purchase of intangible assets	(10)	(8)	—

Net cash flows used in investing activities	(76)	(214)	(6)

Cash flows provided by (used in) financing activities
Proceeds from borrowings	—	1,155	—
Repayments of borrowings	(254)	(1,125)	—
Capital contribution	—	540	—
Issuance of common stock	233	1	—
Return of capital to shareholders	(7)	(236)	—
Payments of debt issuance costs	(2)	(63)	—

Net cash flows provided by (used in) financing activities	(30)	272	—

Effect of exchange rate change on cash and cash equivalents	3	(1)	2

Net increase (decrease) in cash and cash equivalents	21	67	40
Cash and cash equivalents, beginning of period	67	—	131

Cash and cash equivalents, end of period	$ 88	$ 67	$ 171

Supplemental Cash Flow Information:
Interest paid	$ 72	$ 48	$ 1
Income tax payments, net	$ 19	$ 35	$ —

NON-GAAP FINANCIAL MEASURES: ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN AND RECURRING FREE CASH FLOW

We present Adjusted EBITDA, Adjusted EBITDA Margin, and Recurring Free Cash Flow to enhance a prospective investor's understanding of our results of operations, financial condition, and cash generating ability of the operating business. EBITDA consists of profit for the period before interest, taxation, depreciation and amortization. Adjusted EBITDA consists of EBITDA and eliminates (i) transaction costs, (ii) restructuring charges, (iii) foreign currency exchange gains/losses, (iv) non-cash equity in earnings/losses of unconsolidated affiliates net of cash dividends received, (v) stock option compensation and (vi) sponsor management and director fees and expenses (successor period only). Adjusted EBITDA for the three month periods ended September 30, 2013 and 2012 are calculated in the same manner. Adjusted EBITDA Margin reflects Adjusted EBITDA as a percentage of Net Sales. Recurring Free Cash Flow consists of net cash flow provided by operations and eliminates capital expenditures and adds back cash paid for (i) sponsor management and director fees, (ii) losses on early extinguishment of debt, and (iii) interest expense of holding company notes. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis.

We believe Adjusted EBITDA, Adjusted EBITDA Margin, and Recurring Free Cash Flow are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our consolidated results of operations, financial position, and cash flows. Adjusted EBITDA, Adjusted EBITDA Margin, and Recurring Free Cash Flow are measures used by our management, including our chief operating decision maker, to perform such evaluations, and additionally, Adjusted EBITDA is a factor in measuring compliance with debt covenants relating to certain of our borrowing arrangements, including our Senior Secured Credit Facilities and the indenture governing our Notes.

You should not consider Adjusted EBITDA, Adjusted EBITDA Margin, or Recurring Free Cash Flow in isolation or as an alternative to (a) operating profit or profit for the period (as reported in accordance with U.S. GAAP), (b) cash flows from operating, investing and financing activities as a measure to meet our cash needs or (c) any other measures of performance under generally accepted accounting principles. You should exercise caution in comparing Adjusted EBITDA, Adjusted EBITDA Margin, or Recurring Free Cash Flow as reported by us to similar measures of other companies. In evaluating Adjusted EBITDA and Recurring Free Cash Flow, you should be aware that we are likely to incur expenses and cash outlays similar to the adjustments in this presentation in the future and that certain of these items could be considered recurring in nature. Our presentation of Adjusted EBITDA, Adjusted EBITDA Margin, and Recurring Free Cash Flow should not be construed as an inference that our future results will be unaffected by non-recurring items.

The following table provides reconciliations of net income (loss) to Adjusted EBITDA for the periods presented ($ in millions):

	Actual	Actual
	Three months ended December 31, 2012	Three months ended December 31, 2013
Net Income	$ 1	$ (8)
GAAP Income Taxes	(5)	8
Net Interest Expense & Def Fin. Fees	20	18
Operating Depreciation & Amortization	6	10
Acquisition Related Depreciation	20	20
EBITDA	$ 42	$ 48

Transaction related costs	2	4
Foreign exchange gains/losses	1	5
Joint-Venture Investment	0	0
Employee stock comp. charges	0	0
Loss on Early Extinguishment of Debt	0	0
Apollo Termination Fee	0	0
Apollo management fee	4	0
Adjusted EBITDA	$ 49	$ 57

	Predecessor		Successor
			Proforma
	January 1, 2012 - February 14, 2012	Twelve months ended December 31, 2012	Twelve months ended December 31, 2012	Twelve months ended December 31, 2013
Net Income (loss)	$ (54)	$ (28)	$ 3	$ (7)
GAAP Income Taxes (Benefit)	9	(3)	15	0
Net Interest Expense & Def Fin. Fees	8	70	79	84
Operating Depreciation & Amortization	7	20	24	35
Acquisition Related Depreciation	0	70	80	80
EBITDA	$ (30)	$ 129	$ 201	$ 192

Transaction related costs	0	70	28	4
Foreign exchange gains/losses	0	4	4	7
Joint-Venture Investment	0	2	2	0
Employee stock comp. charges	60	0	0	1
Loss on Early Extinguishment of Debt	0	0	0	12
Apollo Termination Fee	0	0	0	35
Apollo management fee	0	5	5	4
Adjusted EBITDA	$ 30	$ 210	$ 240	$ 255

The following table provides a reconciliation of net cash flows provided by operating activities to Recurring Free Cash Flow for the period discussed ($ in millions):

Actual
Twelve Months
Ended December 31, 2013

Net Cash Provided by Operating Activities	$ 124
Capital Expenditures	(66)
Free Cash flow	58
Apollo Termination Fee	35
Apollo Management Fee	4
Loss on Early Extinguishment of Debt	7
Interest Expense of Holding Company Notes	12
Recurring Free Cash flow	$ 116

CONTACT: Taminco Corporation, Investor Relations Inquiries: investorrelations@taminco.com, 610.366.6925